Exhibit 99.1

FOR IMMEDIATE RELEASE: AUGUST 15, 2013

Salon Media Group Appoints New Editor-In-Chief

NEW YORK, NY (August 15, 2013). Salon Media Group, Inc. (OTCQB: SLNM) today announced the appointment of Mr. David Daley to serve as its Editor-In-Chief, effective immediately. Mr. Daley had been serving as Salon’s Interim Editor-In-Chief since June 5, 2013.

Mr. Daley, age 42, began his employment with Salon on July 18, 2011, as Senior Culture Editor and was promoted on March 1, 2012 to Executive Editor. He previously served for five years at the Louisville Courier-Journal as both the Lifestyles Manager and Editor-In-Chief of the weekly Velocity newspaper.  Prior to this, Mr. Daley served as Features Editor for one year at Details Magazine, and as Politics/Culture Reporter and Arts Editor at the Hartford Courant and (Westchester, New York) Journal News.  Mr. Daley’s holds a bachelor’s degree in Political Science from Boston College and a master’s degree in Journalism from the University of North Carolina at Chapel Hill.

"We are pleased to have David as our new Editor-In-Chief," said Cynthia Jeffers, CEO and CTO of Salon Media Group. "David brings extensive experience, energy and a real hunger to the position. He is highly qualified to express our unique editorial voice as we continue our focus on excellence in journalism."

About Salon Media Group

Salon Media Group (OTCBQ: SLNM.PK) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

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